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                                 EXHIBIT 21.1

                      SUBSIDIARIES OF REXENE CORPORATION



      NAME OF SUBSIDIARY                  JURISDICTION OF INCORPORATION

El Paso Products Sales Company                        Texas
Rexene Foreign Sales Company                   U.S. Virgin Islands
Rexene Cogeneration, Inc.                           Delaware